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                                                                     Exhibit 2.3

                              TRANSACTION AGREEMENT

                           Dated as of August 31, 2001

                                 By and Between

                   Sheppard Pratt Health System, Inc. (Seller)

                                       and

                      APS Healthcare Bethesda, Inc. (Buyer)


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                                TABLE OF CONTENTS

ARTICLE I .................................................................    1

DEFINITIONS ...............................................................    1

DEFINITIONS ...............................................................    1
Section 1.01 Definitions ..................................................    1

ARTICLE II ................................................................    1

Section 2 01 Closing Transactions .........................................    4
Section 2.03 Closing ......................................................    5
Section 2.14 Adjustment of Initial Purchase Price .........................    5

ARTICLE III ...............................................................    6

REPRESENTATIONS AND WARRANTIES OF SELLER ..................................    6
Section 3.01 Representations and Warranties of Seller .....................    6

ARTICLE IV ................................................................    6

REPRESENTATIONS AND WARRANTIES OF BUYER ...................................    6
Section 4.01 Representations and Warranties of Buyer ......................    6

ARTICLE V .................................................................    7

COVENANTS AND AGREEMENTS OF SELLER ........................................    7
Section 5.01 Preservation of Business .....................................    7
Section 5.02 Access to Information; Confidentiality .......................    8
Section 5.03 Lockbox Accounts .............................................    8
Section 5.04 Access to Information; Cooperation After Closing .............    8
Section 5.05 Casualty Prior to Closing ....................................    8
Section 5.10 Retained Liabilities .........................................    9

ARTICLE VI ................................................................   10

COVENANTS AND AGREEMENTS OF BUYER .........................................   10
Section 6.01 Confidentiality ..............................................   10

ARTICLE VII ...............................................................   11

COVENANTS AND AGREEMENTS OF THE PARTIES ...................................   11
Section 7.01 Further Assurances ...........................................   11
Section 7.02 Certain Filings; Consents ....................................   11
Section 7.03 Public Announcements .........................................   11
Section 7.04 Legal Privileges .............................................   11
Section 7.05 ALLOCATION OF ADJUSTED PURCHASE PRICE ........................   11


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ARTICLE VIII ..............................................................   11

HIRING OF TRANSFERRED EMPLOYEES ...........................................   11
Section 8.01 Covenants Relating to the Hiring by Buyer of
                Employees of Seller .......................................   12

ARTICLE IX ................................................................   12

CONDITIONS TO CLOSING .....................................................   12
Section 9.01 Conditions to Obligations of Each Parry ......................   12
Section 9.02 Conditions to Obligation of Buyer ............................   12
Section 9.03 Conditions to Obligation of Seller ...........................   13

ARTICLE X .................................................................   14

SURVIVAL; INDEMNIFICATION .................................................   14
Section 10.01 Survival of Representations and Warranties ..................   14
Section 10.02 Indemnification Obligation of Seller ........................   14
Section 10.03 Indemnification Obligation of Buyer .........................   14
Section 10.04 Procedure for Indemnification Claim .........................   15

ARTICLE XI ................................................................   17

TERMINATION ...............................................................   17
Section 11.01 Termination .................................................   17
Section 11.02 Effect of Termination .......................................   17

ARTICLE XII ...............................................................   18

MISCELLANEOUS .............................................................   18
Section 12.01 Notices .....................................................   18
Section 12.02 Amendments; Waivers .........................................   18
Section 12.03 Expenses; Taxes .............................................   19
Section 12.04 Successors and Assigns ......................................   19
Section 12.05 Construction ................................................   19
Section 12.06 Entire Agreement ............................................   19
Section 12.07 Governing Law ...............................................   19
Section 12.08 Counterparts; Effectiveness .................................   19
Section 12.10 Severability ................................................   20
Section 12.11 Captions ....................................................   20
Section 12.12 Bulk Sales ..................................................   20


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                              TRANSACTION AGREEMENT

      This Transaction Agreement (together with the Exhibits, Schedules and Attachments hereto, this "Agreement') is made as of the 31st day of August, 2001, by and between Sheppard Patt Health System, Inc., a Maryland corporation ("Seller"), and APS Healthcare Bethesda, Inc., Iowa corporation ("Buyer").

                              W I T N E S S E T H:

      WHEREAS, Seller, as one of its operating divisions, is engaged in the business of providing employee assistance programs, behavioral health administrative services only programs and certain organizational consulting services relating to behavioral health, more fully defined in EXHIBIT 1.01 as the Health Plan Business; and

      WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, seller desires to sell and to transfer certain of the assets held, owned by or used by it to conduct the Health Plan Business, and to assign certain contracts and contractual liabilities associated with the Health Plan Business, to Buyer, and Buyer desires to receive such assets and assume such contractual liabilities; and

      WHEREAS, in connection with the sale of the Health Plan Business by Seller to Buyer, Seller and Buyer desire to enter into certain agreements and arrangements ancillary to such sale;

      NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties contained herein, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

      Section 1.01 DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings specified in this Agreement or in EXHIBIT 1.01.

                                   ARTICLE II

                            THE TRANSACTION; CLOSING

      Section 2.01 THE TRANSACTION. Upon the terms and conditions hereinafter set forth, Seller shall sell and transfer to Buyer all Transferred Assets, conditionally license to Buyer the use of the name "Sheppard Pratt Health Plan," lease to Buyer certain space, and assign to Buyer the Assigned Contracts, in consideration of which Buyer shall pay the Exchange Consideration and assume the Assumed Liabilities (all together, the "Transaction").


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Section 2.02 EXCHANGE CONSIDERATION.

            (a) The consideration to be paid to Seller by Buyer for the Transferred Assets (the "Exchange Consideration") shall, in the aggregate and subject to certain contingencies set forth in Section 2.05, consist of the assumption of the Assumed Liabilities and the sum of Two Million Four Hundred Forty-Eight Thousand Dollars ($2,448,000) (the "Initial Purchase Price"). The initial Purchase Price shall be subject to decrease as provided below by the amounts of the Contingent Cash Portion, the Additional Contingent Cash Portion, the Earnout, and the Contingent Promissory Note; the Initial Purchase Price shall be subject to increase as provided below by the amount of the Chevy Chase Percent (as so decreased and increased, the "Adjusted Purchase Price").

            (b) The Initial Purchase Price shall be allocated among the Transferred Assets as follows:

      Equipment                              $
                                              ----------------------------------
      Inventory                              $
                                              ----------------------------------
      Intellectual Property                  $
                                              ----------------------------------
      Business Information                   $
                                              ----------------------------------
      Established Provider Network           $
                                              ----------------------------------
      Assigned Contracts                     $
                                              ----------------------------------
      Conditional License Agreement          Balance of Initial Purchase Price

            Adjustments of the allocation to correspond to the Adjusted Purchase Price shall be reflected in the allocation to the Assigned Contracts.

            (c) The Buyer shall pay to the Seller the Initial Purchase Price as follows:

            (i) On the Closing Date, Buyer shall pay and deliver to Seller, for Seller's account One Million, Four Hundred and Seven Thousand and no/100 ($1,407,000) Dollars in immediately available funds (the "Cash Portion") by wire transfer to an account designated by Seller no later than two business days or as required by Buyer. If, however, the condition to closing set forth in Section 9.02(d) hereof is not fully satisfied, and Buyer elects to waive the condition at the Closing, the Cash Portion shall be reduced by Two Hundred Thousand and no/100 ($200,000) Dollars (the "Contingent Cash Portion").

            (ii) On the Closing Date and on the dates that are (i) Thirty (30) days after the Closing Date; (ii) Sixty (60) days after the Closing Date; and (iii) Ninety (90) days after the Closing Date, Buyer shall pay to Seller Four Thousand Dollars ($4,000.00) for each of the fifty (50) Assigned Contract set forth on SCHEDULE 2.02(c)(ii) for which an executed consent to assignment is delivered to Buyer, which payment shall be made in the same manner as the Cash Portion.

            (iii) On the Closing Date and on the dates that are (i) Thirty (30) days after the Closing Date; (ii) Sixty (60) days after the Closing Date; and (iii) Ninety (90) days


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            after the Closing Date, Buyer shall pay to Seller that percentage of
            One Hundred Thousand ($100,000) Dollars ("Additional Contingent Cash Portion") as is calculated by dividing that number of the Assigned Contracts set forth on SCHEDULE 2.02(c)(iii) for which an executed consent to assignment is delivered to Buyer as set forth herein by such date by the number of contract listed on Schedule 2.02(c)(iii), less the amount of all payments previously made pursuant to this subparagraph (so that the total amount paid pursuant to this subparagraph shall in no event exceed $100,000) which payment shall be made in the same manner as the Cash Portion.

            (iv) On the Closing Date, Buyer shall deliver to Seller a Subordinated Promissory Note in the principal amount of Four Hundred Sixty-Six Thousand and no/100 ($466,000.00) Dollars in the form of Attachment IV (the "Subordinated Promissory Note").

            (v) On the earlier to occur of (i) March 10, 2002 or (ii) that date on which executed consents to assignment are delivered to Buyer as set forth herein for Assigned Contracts identified on Schedule 2.02(c)(ii) whose associated revenues as shown on Schedule 2.02(c)(ii) (the "Associated Revenues") total at least Two Million Four Hundred Thousand and no/100 ($2,400,000) Dollars, Buyer shall deliver to Seller a Contingent Subordinated Promissory Note in the principal amount of Two Hundred Forty Thousand and no/100 ($240,000.00) Dollars in the form of Attachment VIII (the "Contingent Subordinated Promissory Note"). If, however, as of March 1, 2002, Seller has not met the condition set forth in the immediately foregoing sentence, on March 10, 2002 Buyer shall deliver to Seller the Contingent Subordinated Promissory Note for a lesser principal amount which shall be determined by multiplying $240,000.00 by a percentage derived by calculating the sum of the total Associated Revenues for those Assigned Contracts on Schedule 2.02(c)(ii): (x) for which Buyer has received executed consents to assignment or (y) for which Buyer has received at least one quarterly payment, or (z) for which Buyer as executed a new contract, and dividing that sum by $2,400,000.

            (vi) On that date which is twenty-five (25) months after the Closing Date, Buyer shall pay to Seller Two Hundred and Thirty Five Thousand and no/100 ($235,000) Dollars (the "Earnout"), or such lesser amount as is determined in accordance with Section 2.06.

            (vii) If that certain Agreement between Seller and Chevy Chase, a Federal Savings Bank, dated February 15, l989, is renewed pursuant to its terms and assigned to Buyer as set forth herein, on each of the first and second anniversaries of the Closing Date, Buyer shall pay to Seller Twenty-Six and 25/100 (26.25%) Percent of the Actual Revenues received by the Buyer during the immediately preceding twelve (12) month period (the "Chevy Chase Percent").


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            Section 2.03 ASSIGNED CONTRACTS AND ASSUMED LIABILITIES. At the
      Closing, Seller shall assign to Buyer all of the contracts listed on
      SCHEDULE 2.02(c)(ii), SCHEDULE 2.02(c)(iii), SCHEDULE 2.03 AND SCHEDULE
      5.07 (the "Assigned Contracts"). Seller shall provide duly executed Consents the assignments with respect to each Assigned Contract for which such Consent is required pursuant to Section 5.07 below.

            Buyer shall assume responsibility for the performance of all of the obligations associated with the Assigned Contracts from and after the Effective Date (the "Assumed Liabilities"). Buyer shall not assume or be deemed to assume any other liabilities of Seller or of the Health Plan Business, including, but not limited to any liability or obligation with respect to performance of the Assigned Contracts due from or undertaken by Seller prior to the Effective Date.

      Revenues from the Assigned Contracts listed on Schedule 2.02(c)(ii) and
Schedule 2.02(c)(iii) shall be allocated between Seller and Buyer as of the Effective Date, with Seller entitled to all revenue earned prior to the Effective Date and Buyer entitled to all revenue pertaining to periods from and after the Effective Date.

      Section 2.04 CLOSING DELIVERIES. Upon the terms and subject to the conditions set forth in this Agreement, the parties agree that at the Closing, among other things:

            (a) Seller shall deliver the Equipment and Inventory to Buyer and Seller and Buyer shall execute and deliver a bill of sale for the Equipment, Inventory, and Business Information substantially in the form of ATTACHMENT I (the "Bill of Sale"). The Business Information shall be available to Buyer from and after the Closing Date, but shall be delivered over the period that Seller is providing transition services.

            (b) Seller shall deliver the Assigned Contracts to Buyer together with any Consents to assignment required in accordance with Section 5.07, and Seller and Buyer shall execute and deliver an assignment and assumption agreement substantially in the form of ATTACHMENT II (the "Assignment and Assumption Agreement").

            (c) To effect the transfer in respect of certain Intellectual Property of Seller, Seller and Buyer shall execute and deliver a license and transfer agreement, substantially in the form of ATTACHMENT III (the "License and Transfer Agreement");

            (d) Buyer shall pay and deliver to Seller, for Seller's account, the appropriate portion of the Initial Purchase Price in accordance with
      Section 2.02 in immediately available funds by wire transfer to an account designated by Seller (which account shall be designated by Seller by written notice to Buyer at least two Business Days prior to the Closing Date, or such shorter notice as Buyer shall agree to accept);

            (e) Buyer shall deliver to Seller a Subordinated Promissory Note in the principal amount of $466,000.00 in the form of ATTACHMENT IV;


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            (f) Seller and Buyer shall execute and deliver the Lease for certain space in the Seller's facility, in substantially the form of ATTACHMENT V (the "Lease");

            (g) To effect the conditional license to use the name "Sheppard Pratt Health Plan" and the related logo, Seller and Buyer shall execute and deliver a conditional license agreement, substantially in the form of ATTACHMENT VI (the "Conditional Sheppard Pratt License Agreement").

            (h) Seller shall deliver to Buyer information, agreements, schedules and any necessary assignments pertaining to Seller's Established Provider Network.

            (i) Seller and Buyer shall execute and deliver the Transition Services Agreement, substantially in the form of ATTACHMENT VII (the "Transition Services Agreement").

      Section 2.05 CLOSING. The closing (the "Closing") of the Transaction shall take place at 10:00 a.m., at the offices of Seller at 6501 N. Charles Street in Baltimore, Maryland 21204, on August 31, 2001 (the "Closing Date"); provided, however, that if all of the conditions to Closing set forth in Article IX have not been satisfied (or waived) as of that date and if closing on that date, therefore, would be impractical, the Closing shall take place on the fifth Business Day following the satisfaction or waiver (by the party entitled to waive the condition) of all conditions to the Closing set forth in Article IX, or at such other time and place as the parties to this agreement may agree.

      Section 2.06 ADJUSTMENT OF EARNOUT.

      (a) Attached as SCHEDULE 2.06 is a schedule of the gross revenues expected from the assigned Contracts over the period of two (2) years from the Effective Date (the "Performance Period"). If the Actual Revenues from the Assigned Contracts during the Performance Period total at least eighty percent (80%) of the Expected Revenues (taken as a whole, and not by individual contract), on that date which is twenty-five months after the Closing Date, Buyer shall pay to Seller the sum of Two Hundred and Thirty Five Thousand Dollars ($235,000.00)(the "Earnout"). To the extent that the Actual Revenues from the Assigned Contracts during the Performance Period total less than eighty percent of the Expected Revenues (taken as a whole, and not by individual contract), the Earnout shall be reduced and paid as follows:

            Actual Revenue as % of     Pay % of Earnout
              Expected Revenue:
                79-79.99%                    90%
                78-78.99%                    80%
                77-77.99%                    70%
                76-76.99%                    60%
                75-75.99%                    50%
                70-74.99%                    25%
                Less than 70%                 0%



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To effect any such reduction, Buyer shall, on the Earnout payment date, tender to Seller the reduced amount and provide to Seller a statement, by specific contract of the Actual Revenues. If Buyer fails to provide an Actual Revenues statement justifying a reduction the amount of Earnout due shall be the full amount payable in full and without further contingency or set-off as of its due date. In the event that an Actual Revenues statement is presented by Buyer and Seller disputes the correctness of the Actual Revenues statement, Seller shall notify Buyer of its objections within 45 days after receipt of Buyer's statement and shall set forth, in writing and reasonable detail, the reasons for Seller's objections. If Seller fails to deliver such notice of objections within such time, Seller shall be deemed, for purposes of this Section 2.06, to have accepted Buyer's calculation. Seller and Buyer shall endeavor in good faith to resolve any matters disputed under this Section 2.06 within 20 days after Buyer's receipt of Seller's notice of objections. If they are unable to do so, Seller and Buyer shall select a nationally known independent accounting firm to resolve the matters in dispute and only those matters, and the determination of such firm in respect of the correctness of each matter in dispute shall be conclusive and binding on Seller and Buyer and shall establish the amount, if any, of Earnout remaining payable. With respect to each disputed matter, the determination of such firm as to the appropriate amount shall not exceed the higher amount or be less than the lower amount asserted by Buyer or Seller for such disputed matter on or before the date of Buyer's receipt of Seller's notice of objections.

      (b) Buyer shall make available and shall cause its accountant to make available, in accordance with reasonable and customary practices and professional standards and subject to such reasonable conditions as Buyer's accountant shall impose, the books, records, documents and work papers underlying the preparation and review of the Actual Revenues statement and the calculation of the proposed reduction in the amount of Earnout payable.

      (c) The fees and expenses, if any, of the accounting firm selected to resolve any disputes between Seller and Buyer in accordance with Section 2.06 shall be paid one-half by Seller and one-half by Buyer.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Section 3.01 REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as set forth in EXHIBIT 3.01.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Section 4.01 REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller as set forth in EXHIBIT 4.01.


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                                    ARTICLE V

                       COVENANTS AND AGREEMENTS OF SELLER

      Section 5.01 PRESERVATION OF BUSINESS. From the date of this Agreement until the effective Date, Seller shall conduct the Health Plan Business in the ordinary course consistent with its historical and customary operating practices relating to the conduct of the Health Plan Business and in compliance with all Applicable Law and shall use reasonable commercial efforts to preserve intact the Health Plan Business and the relationships of Seller with third parties in connection with the Health Plan Business. Without limiting the generality of the foregoing, prior to the Effective Date Seller shall:

            (i) pay in accordance with Seller's customary payment practices, all accounts payable and provider payables of Seller;

            (ii) use its best efforts to maintain in full force and effect all Assigned Contracts, permits, authorizations, and approvals necessary for or related to the operation of the Health Plan Business in all respects and in all places as such business is now conducted;

            (iii) use its best efforts to preserve the business organization and Established Provider Network of the Seller intact, to keep available the services of its present employees and to preserve the goodwill of its customers and others having business relations with it.

            (iv) not impair the use of or substantially change the condition of any of the Transferred Assets either by Seller's actions or otherwise;

            (v) use its best efforts to preserve and maintain any assets that would constitute Transferred Assets if owned, held or used by Seller on the Closing Date;

            (vi) preserve and maintain in the ordinary course of business any Intellectual Property used in the Health Plan Business;

            (vii) not settle any lawsuit or claim if such settlement imposes a material continuing non-monetary obligation on the Health Plan Business or any of the Transferred Assets;

            (viii) except as provided for substantially all of Seller's other employees, or as required by Applicable Law, not adopt or amend in any material respect any Benefit Arrangement in respect of any Transferred Employee or, increase the compensation or fringe benefits of such Transferred Employee or pay any benefit not required by any Employee Plan or Benefit Arrangement with respect to such Transferred Employee.


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      Section 5.02 ACCESS TO INFORMATION; CONFIDENTIALITY.

      (a) Except as may be necessary to comply with any Applicable Law and subject to any applicable privileges (including, without limitation, the attorney-client privilege), from the date of this Agreement until the Effective Date, to facilitate Buyer's take over of the operation of the Health Plan Business, Seller shall (i) give Buyer and its Representatives reasonable access to the records of Seller relating to the Health Plan Business during normal business hours and upon reasonable prior notice, (ii) furnish to Buyer and its Representatives such financial and operating data and other information relating to the Health Plan Business as Buyer may reasonably request and (iii) instruct the employees and Representatives of Seller to provide reasonable cooperation to Buyer. All activities by Buyer or its Representatives shall be solely at Buyer's expense.

      (b) For a period of three (3) years after the Effective Date. Seller will treat and hold as confidential, any confidential information relating to the operations or affairs of the Health Plan Business. In the event Seller is requested or required (by oral or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process or by Applicable Law) to disclose any such confidential information, then Seller shall notify Buyer promptly of the request or requirement so that Buyer, at its expense, may seek an appropriate protective order or waive compliance with this Section 5.02(b). If, in the absence of a protective order or receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose such confidential information, Seller may so disclose the confidential information, provided that Seller shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such confidential information.

      Section 5.03 COLLECTION OF ACCOUNTS RECEIVABLE. Seller may take such actions as may be reasonable under the circumstances to collect accounts receivable related to the Health Plan business and accrued prior to the Effective Date. Prior to Seller's initiation of any legal action for collection, Seller shall provide Buyer at least twenty (20) days written notice, and, if Buyer shall tender, within said twenty (20) days seventy-five percent (75%) of the amount claimed by Seller, Seller shall assign its entire claim to Buyer. The foregoing provisions of this Section 5.03 shall not relieve Buyer in any respect from its duty to remit to Seller any allocated or pro-rata amounts due to Seller and collected by Buyer after the Effective Date, unless the claim for such amount has been assigned to Buyer.

      Section 5.04 COOPERATION AFTER CLOSING. On and after the Closing Date and subject to any applicable privileges (including, without limitation, the attorney-client privilege), Seller shall cooperate fully with Buyer with respect to matters relating to the conduct of the Health Plan Business prior to the Closing, including, without limitation, in the defense or pursuit of any claim or action that relates to occurrences involving the Health Plan Business prior or subsequent to the Effective Date. Buyer shall cooperate with Seller in Seller's solicitation of required consents.

      Section 5.05 CASUALTY PRIOR TO EFFECTIVE DATE. Seller agrees that the Transferred Assets are and shall be kept by Seller fully insured against fire and other casualties to the extent of their full insurable value through the Effective Date. Any and all risk of loss with respect to the Equipment, Inventory, and Business Information (whether by casualty or otherwise) shall be borne by Seller until the Effective Date. In the event that prior to the Effective Date, all or any


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material portion of the Equipment, Inventory, or Business Information shall be stolen or destroyed or damaged by fire or other casualty, Buyer shall have the option, to be exercised in writing within 10 days after receipt of notice of the loss: (i) if Closing has not occurred, to proceed with Closing adjusting the Exchange Consideration amount of the Subordinated Promissory Note by the amount of the initial Purchase Price allocated to the lost Equipment, Inventory, or Business Information, in which event Seller shall retain all right to the proceeds of all insurance covering such loss or damage to the Equipment, Inventory, or Business Information; or (ii) if Closing has not occurred, to proceed with the Closing with no adjustment of the Exchange Consideration for such loss, in which event Seller shall assign to Buyer at the Closing, and Buyer shall be subrogated to and shall be entitled to receive, the proceeds of all insurance covering such loss or damage to the Equipment, Inventory, or Business Information; or (iii) if Closing has occurred but the Effective Date has not occurred, to proceed to the Effective Date without adjustment of the Exchange Consideration for such casualty loss, in which event Seller shall promptly assign to Buyer, and Buyer shall be subrogated to and shall be entitled to receive, the proceeds of all insurance covering such loss or damage to the Equipment, Inventory, or Business Information, but if such proceeds are less than the amount of the Initial Purchase Price allocated to the lost Equipment, Inventory, or Business Information, then the balance due on the Subordinated Promissory Note shall be reduced by the amount of such deficiency. Buyer and Seller acknowledge that prior to Closing, Seller retains all equitable and legal rights of ownership and title to the Transferred Assets, and between the Closing Date and the Effective Date, Seller retains an equitable and insurable interest in the Inventory, Equipment and Business Information, necessarily being used by Seller to conduct the Health Plan Business as required herein.

      Section 5.06 ASSISTANCE IN SOLICITATIONS. From and after the date of this Agreement, Buyer may solicit any Health Plan division employees of Seller for employment by Buyer after the Effective Date and may solicit customers of the Health Plan Business to continue as customers after the Effective Date. Seller shall assist Buyer in connection with such solicitations, and shall use its best efforts to encourage all such employees receiving offers from Buyer to accept such employment with Buyer and all customers of the Health Plan Business to continue as customers after the Effective Date.

      Section 5.07 CONSENTS. The Seller shall obtain prior to Closing the consents, approvals or permissions of the parties (other than Seller) to the Assigned Contracts shown on SCHEDULE 2.02(c)(ii), SCHEDULE 2.02(c)(iii), and the additional consents described in SCHEDULE 5.07 (collectively, the "Consents). To the extent that Seller's obtaining the Consents as a precondition to Closing is waived, Seller shall continue to pursue the Consents after Closing.

      Section 5.08 RETAINED LIABILITIES. Seller shall retain all liabilities and obligations of Seller that are not specifically assumed by Buyer as an Assumed Liability, and shall indemnify Buyer against such liabilities and obligations in accordance with Section 10.02.

      Section 5.09 DUTY REMIT. From and after Closing, Seller shall within twenty (20) days of receipt, remit to Buyer Buyer's pro-rata share of any amounts collected by Seller which pertain, in whole or in part, to services rendered with respect to the Assigned Contract from and after the Effective Date. Payments which are not identified by the payor as pertaining to any

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particular period or any particular individual shall be deemed to relate to the earliest period for which payment for services rendered is due.

      Section 5.10 TRANSITION SERVICES. To facilitate the transition of the operation of the Health Plan Business, Seller will provide Buyer with transition services in accordance with the Transition Services Agreement.

                                   ARTICLE VI

                        COVENANTS AND AGREEMENTS OF BUYER

      Section 6.01 CONFIDENTIALITY. Buyer agrees that, in accordance with a Confidentiality Agreement heretofore executed by Buyer, all information provided or otherwise made available in connection with the Transaction to Buyer or any of its Representatives shall be treated as confidential. Prior to the Closing Date, Buyer will not disclose or use any of the information except in connection with the acquisition of the Health Plan Business as contemplated herein. In the event that Closing fails to occur for any reason, Buyer will continue to be bound by the provisions of the Confidentiality Agreement as provided therein.

      Section 6.02 COOPERATION AFTER CLOSING. After the Closing Date and subject to any applicable privileges (including, without limitation, the attorney-client privilege), Buyer shall afford Seller and its Representatives, at Seller's expense, reasonable access upon reasonable prior notice during normal business hours, to all employees, offices, properties, agreements, records, books and affairs of the Health Plan Business relating to the conduct of the Health Plan Business prior to the Effective Date.

      Section 6.03 DUTY TO REMIT. From and after Closing, Buyer shall, within twenty (20) days of receipt, remit to Seller Seller's pro-rata share of any amounts collected by Buyer which pertain, in whole or in part, to services rendered with respect to the Assigned Contracts prior to the Effective Date. Payments which are not identified by the payor as pertaining to any particular period or any particular individual shall be deemed to relate to the earliest period for which payment for services rendered is due.

      Section 6.04 DUTY TO OPERATE. From and after the Effective Date, Buyer shall operate the Health Plan Business diligently and in good faith to maximize the receipt and collection of Expected Revenues. If any Assigned Contract is terminated by a customer on account of a breach thereof by Buyer, or if any Assigned Contract is cancelled by Buyer, or if Buyer fails to offer to renew (upon rates and terms determined by Buyer) any Assigned Contract upon its expiration, then for the purpose of calculating the Actual Revenues from such Assigned Contract to make any Section 2.06 adjustment of the Initial Purchase Price, the Actual Revenues shall be deemed to equal one hundred percent (100%) of the Expected Revenues from such Assigned Contract.

                                  ARTICLE VII

                     COVENANTS AND AGREEMENTS OF THE PARTIES

      Section 7.01 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party shall use reasonable commercial efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the Transaction. Seller and Buyer shall execute and deliver such other actions as may be necessary or desirable to consummate or implement the Transaction. Except as otherwise expressly set forth in the Transaction Documents, nothing in this
Section 7.01 shall require Seller or Buyer to make any payments in order to obtain any Consents or approvals necessary or desirable in connection with the consummation of the Transaction.

      Section 7.02 COOPERATION IN OBTAINING CONSENTS. Seller and Buyer shall cooperate with one another (i) in obtaining Consents required to be obtained from parties to any Assigned Contracts in connection with the consummation of the Transaction and (ii) in taking such actions, furnishing information required in connection therewith and seeking timely to obtain any such Consents.

      Section 7.03 PUBLIC ANNOUNCEMENTS. Prior to the Effective Date, Seller and Buyer shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the Transaction and shall not issue any such press release or make any such public statement prior to such consultation.

      Section 7.04 LEGAL PRIVILEGES. Seller and Buyer acknowledge and agree that all attorney-client, work product and other legal privileges that may exist with respect to the Transferred Assets or Assumed Liabilities shall, from and after the Closing Date, be deemed joint privileges of Seller and Buyer. Both Seller and Buyer shall use all commercially reasonable efforts after the Closing Date to preserve all such privileges and neither Seller nor Buyer shall knowingly waive any such privilege without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed).

      Section 7.05 TAX RETURNS. Buyer and Seller agree (i) to file all tax returns and other required reports relating to the Transaction in a manner which is consistent with this Agreement. and (ii) that no party will take a position on any report, return or other documents filed with any governmental authority in any judicial or administrative proceeding that is in any manner inconsistent with the Agreement. Buyer and Seller shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with the allocation contained in Section 2.02 and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise.

                                  ARTICLE VIII

                         HIRING OF TRANSFERRED EMPLOYEES

 Section 8.01 Convenants Relating to the Hiring by Buyer of Employees of Seller

      (a) As of the date hereof, Buyer shall be entitled to offer continued employment commencing on the Effective Date to certain employees of the Health Plan Business on such terms and conditions as Buyer, in its sole discretion, shall determine and Buyer will thereafter assume full responsibility for all such employees accepting employment by Buyer ("Transferred Employees"). Buyer shall notify Seller of the names of the employees to be employed by Buyer not later than the date of Closing.

      (b) The Transferred Employees will be deemed employees-at-will and nothing express or implied in this Section 8.01 or in this Agreement will obligate Buyer to provide continued employment to any Transferred Employee for a specified period of time following the Closing Date, and Buyer will be the sole judge of the number, identity and qualifications of employees necessary for the conduct of its business operations.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

      Section 9.01 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of Seller and Buyer to consummate the Closing are subject to the satisfaction (or waiver) of the following conditions:

      (a) no provision of any Applicable Law and no judgment, injunction, order or decree shall prohibit the Closing, and no action or proceeding shall be pending before any court, arbitrator or Governmental Authority with respect to which counsel to Buyer shall have rendered a written opinion that there is a substantial likelihood of a determination that would prohibit the Closing;

      (b) all actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Closing shall have been obtained.

      Section 9.02 CONDITIONS TO OBLIGATION OF BUYER, The obligations of Buyer to consummate the purchase of the Transferred Assets and the assumption of the Assumed Liabilities on the Closing Date are subject to the satisfaction (or waiver) of the following further conditions:

      (a) Seller shall have performed in all material respects all of its obligations under the Transaction Documents required to be performed by it on or prior to the Closing Date.

      (b) The representations and warranties of Seller contained in the Transaction Documents shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties which are by their express terms made as of a specific date shall be true and correct only as of such date, and Buyer shall have received a certificate signed by an executive officer of Seller to the foregoing effect.

      (c) On the Closing Date, no proceeding shall be pending or threatened before any court or governmental agency which seeks to restrain or prohibit or to obtain damages or other relief in connection with the conduct of the Health Plan Business, and no investigation that might eventually result in any such suit, action or proceeding shall be pending or threatened.

      (d) On the Closing Date, Seller shall have delivered to Buyer written evidence reasonably satisfactory to Buyer that the Consents have been obtained or will be obtained.

      (e) On the Closing Date, Seller shall have delivered to Buyer all of the Transferred Assets, in accordance with this Agreement, the Transferred Assets shall be usable for the purposes for which they have been historically used in the conduct of the Health Plan Business and shall be in substantially the same condition as at the date of this Agreement.

      (f) All corporate and other proceedings of the Seller in connection with the execution, delivery and performance of the Transaction Documents, the consummation of the Transaction hereby, and all documents and records incident thereto, including, without limitation, the approval of this Agreement and the Transaction by the Board of Trustees, shall be certified to Buyer in form and content satisfactory to Buyer, and Buyer shall have received true and complete copies of all such documents and records including, without limitation, a good standing certificate of Seller and authorizing resolutions of the Board of Trustees of Seller (certified by the corporate secretary of Seller) as Buyer may request.

      (g) Seller shall have executed and delivered, on or before the Closing Date, the Transaction Documents that are required to be signed by Seller.

      (h) The Buyer shall receive from Seller documentation in recordable form and satisfactory to Buyer releasing and terminating any Liens encumbering the Transferred Assets.

      Section 9.03 CONDITIONS TO OBLIGATION OF SELLER. The obligation of Seller to consummate the Closing is subject to the satisfaction (or waiver) of the following further conditions:

      (a) Buyer shall have performed in all material respects all of its respective obligations under the Transaction Documents required to be performed by it at or prior to the Closing Date.

      (b) The representations and warranties of Buyer contained in the Transaction Documents shall be true and correct at and as of the date of this Agreement and as of the Closing Date, as if made at and as of each such date, except that those representations and warranties which are by their express terms made as of a specific date shall be true and correct only as of such date, and Seller shall have received a certificate signed by an executive officer of Buyer to the foregoing effect.

      (c) All corporate and other proceedings of the Buyer in connection with the execution, delivery and performance of the Transaction Documents, the consummation of the Transaction hereby, and all documents and records incident thereto, including, without limitation, the approval of this Agreement and the Transaction by the Board of Directors, shall be certified to Seller in form and content satisfactory to Seller, and Seller shall have received true and complete copies of all such documents and records including, without limitation, a good standing certificate of Buyer and authorizing resolutions of the Board of Directors of Buyer (certified by the corporate secretary of Buyer) as Seller may request.

      (d) Buyer shall have executed and delivered, on or before the Closing Date, the Transaction Documents that are required to be signed by Buyer.

                                    ARTICLE X

                            SURVIVAL; INDEMNIFICATION

      Section 10.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained in the Transaction Documents and any agreement, document, instrument or certificate delivered hereunder shall survive the Closing.

      Section 10.02 INDEMNIFICATION OBLIGATION OF SELLER. Effective as of the Closing, Seller shall indemnify Buyer and hold Buyer harmless from and against any and all Damages that result from or arise out of:

      (a) any breach of any representation or warranty made by Seller in this Agreement, or the nonfulfillment of any agreement, covenant or obligation on the part of Seller under the Transaction Documents;

      (b) all Damages sustained by Buyer from any claims of liability, made against Buyer which are a result of Seller's conduct of the Health Plan Business, including, but not limited to, its performance of the Assigned Contracts, or any of its other actions prior to the Effective Date, and which are not expressly assumed as Assumed Liabilities pursuant to the Transaction Documents; and

      (c) any action, suit, proceeding, assessment or judgment, incident to any of the foregoing.

      Section 10.03 INDEMNIFICATION OBLI2ATION OF BUYER. Effective as of the Closing, Buyer shall indemnify Seller and hold Seller harmless from and against any and all damages that result from or arise out of:

      (a) any breach of any representation or warranty made by Buyer in this Agreement, or the nonfulfillment of any agreement, covenant or obligation on the part of Buyer under the Transaction Documents;

      (b) all Damages sustained by Seller from any claims of liability made against Seller and its Affiliates which are a result of Buyer's conduct of the Health Plan Business, including, but not limited to, its performance of the Assumed Liabilities, or any of its other actions from and after the Effective Date; and

      (c) any action, suit, proceeding, assessment or judgment incident to any of the foregoing.

      Section 10.04 PROCEDURE FOR INDEMNIFICATION CLAIM.

      (a) If Seller or any of its directors, officers, employees and agents, shall seek indemnification pursuant to Section 10.03, or if Buyer or any of its Affiliates, any of its directors, officers, employees and agents, shall seek indemnification pursuant to Section 10.02, the Person seeking indemnification (the "Indemnified Party") shall give written notice to the party from whom such indemnification is sought (the "Indemnifying Party") promptly (and in any event within 30 days) after the Indemnified Party (or, if the Indemnified Party is a corporation, any officer or employee of the Indemnified Party) becomes aware of the facts giving rise to such claim for indemnification (an "Indemnified Claim") specifying in reasonable detail the factual basis of the Indemnified Claim, stating the amount of the Damages, if known, the method of computation thereof, containing a reference to the provision of the Transaction Documents in respect of which such Indemnified Claim arises and demanding indemnification therefor. The failure of an Indemnified Party to provide notice in accordance with this
Section 10.04 shall not constitute a waiver of that party's claims to indemnification pursuant to Sections 10.02 or 10.03, except to the extent that any such failure or delay in giving notice causes the amounts paid by the Indemnifying Party to be greater than they otherwise would have been or otherwise results in prejudice to the Indemnifying Party. If the Indemnified Claim arises from the assertion of any claim, or the commencement of any suit, action, proceeding or Remedial Action brought by a Person that is not a party hereto (a "Third Party Claim"), any such notice to the Indemnifying Party shall be accompanied by a copy of any papers theretofore served on or delivered to the Indemnified Party in connection with such Third Party Claim. With respect to any Third Party Claim asserted or brought prior to the Closing Date, notice of such Third Party Claim shall be deemed delivered on the Closing Date.

      (b) (i) Upon receipt of notice of a Third Party Claim from an Indemnified Party pursuant to Section 10.04(a), the Indemnifying Party will be entitled to assume the defense and control of such Third Party Claim subject to the provisions of this Section 10.04. After written notice by the Indemnifying Party to the Indemnified Party of its election to assume the defense and control of a Third Party Claim, the Indemnifying Party shall not be liable to such Indemnified Party for any legal fees or expenses subsequently incurred by such Indemnified Party in connection therewith. Notwithstanding anything in this Section 10.04 to the contrary, if the Indemnifying Party does not assume defense and control of a Third Party Claim as provided in this

      Section 10.03, the Indemnified Party shall have the right to defend such Third Party Claim, subject to the limitations set forth in this Section 10.04, in such manner as it may deem appropriate. Whether the Indemnifying Party or the Indemnified Party is defending and controlling any such Third Party Claim, they shall select counsel reasonably satisfactory to the other party, contractors, experts and consultants of recognized standing and competence, shall take all steps necessary in the investigation, defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. The party conducting the defense thereof shall at all times act as if all Damages relating to the Third Party Claim were for its own account and shall act in good faith and with reasonable prudence to minimize Damages therefrom. The Indemnified Party shall, and shall cause each of its directors, officers, employees, and agents to, cooperate fully with the Indemnifying Party in connection with any Third Party Claim.

            (ii) Subject to the provisions of Section 10.04(b)(iii), the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims, and the Indemnified Party shall consent to a settlement of, or the entry of any judgment arising from, such Third Party Claims; provided, that the Indemnifying Party shall (1) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; (2) shall not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to such Indemnified Party or to the conduct of that party's business; and (3) shall obtain, as a condition of any settlement or other resolution, a complete release of each Indemnified Party. Except for the foregoing, no settlement or entry of judgment in respect of any Third Party Claim shall be consented to by any Indemnifying Party or Indemnified Party without the express written consent of the other party.

            (iii) In the event that the Indemnifying Party desires to settle a Third Party Claim or consent to the entry of any judgment arising thereunder in a manner that satisfies the conditions described in Section 10.04(b)(iii) and the Indemnified Party does not wish to consent to such settlement or entry of judgment, the Indemnified Party shall have no obligation to consent to the settlement or entry of judgment provided that it agrees in writing to pay and be responsible for 100% of any Damages.

      (c) If an Indemnifying Party makes any payment on an Indemnified Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims or benefits of the Indemnified Party with respect to such claim and the Indemnified Party shall cooperate with the Indemnifying Party in the assessment, assertion, negotiation, prosecution and settlement of such rights of subrogation.

      (d) The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim and to provide each other with all materials, information and data as reasonably requested by the other. The Indemnifying Party shall from time to time and promptly upon the request of the Indemnified Party keep the indemnified Party reasonably informed of the Indemnifying Party's conduct of and any negotiations relating to the defense of any Third Party Claim and shall use its reasonable efforts to afford the Indemnified Party sufficient notice to enable the Indemnified Party and its advisors to attend as an observer and at the Indemnified Party's cost and expense any meeting in respect of the negotiation of any Third Party Claim.

                                   ARTICLE XI

                                   TERMINATION

      Section 11.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing only:

            (i) by mutual written agreement of Seller and Buyer;

            (ii) by Seller or Buyer if the Closing shall not have been consummated by September 15, 2001; provided, however, that neither Seller nor Buyer may terminate the Transaction Documents pursuant to this clause
      (ii) if the Closing shall not have been consummated by September 15, 2001, by reason of the failure of such party to perform in all material respects any of its or their respective covenants or agreements, contained in the Transaction Documents;

            (iii) by either Seller or Buyer if there shall be any Applicable Law or regulation that makes consummation of the Transaction illegal or otherwise prohibited or if consummation of the Transaction would violate any nonappealable final order, decree or judgment of any Governmental Authority having competent jurisdiction.

            (iv) by either Seller or Buyer if the other party is in material breach of any of the representations, warranties or covenants of such party under any of the Transaction Documents.

Any party desiring to terminate this Agreement pursuant to this Section 11.01 shall give written notice of such termination to the other party to this Agreement.

      Section 11.02 EFFECT OF TERMINATION. If this Agreement is terminated as permitted by Section 11.01, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, consultant or Representative of such party) to the other party to this Agreement; provided, however, that if the Transaction fails to close as a result of a breach of the provisions of any Transaction Document by Seller or Buyer, such party shall be fully liable for any and all damages incurred or suffered by the other party as a result of all such breaches if the other party is ready, willing and able to otherwise satisfy its obligations under the Transaction Documents. Notwithstanding the foregoing, the provisions of Section 12.03 and this Section
11.02 shall survive any termination hereof pursuant to Section 11.01.

                                   ARTICLE XII

                                  MISCELLANEOUS

      Section 12.01 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

            if to Seller:     Sheppard Pratt Health System, Inc.
                              Attention:    Chief Financial Officer
                              6501 North Charles Street
                              Baltimore, MD 21204


            Telecopy:         410-938-3406

            with a copy to:   General Counsel at the same address

            if to Buyer:      APS Healthcare Bethesda, Inc.
                              Attention:    Chief Executive Officer
                              6705 Rockledge Drive, Suite 200
                              Bethesda, MD 20817

            Telecopy:         301-493-0777

            with a copy to:   General Counsel at the same address

or to such other address or telecopy number and with such other copies, as such party may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 12.01 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 12.01.

          Section 12.02 AMENDMENTS; WAIVERS.

      (a) Any provision of the Transaction Documents may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Buyer, or in the case of a waiver, by the party against whom the waiver is to be effective.

      (b) No failure or delay by any party in exercising any right, power or privilege under any Transaction Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      Section 12.03 EXPENSES; TAXES. Except as otherwise provided in the Transaction Documents, all costs and expenses incurred in connection with the Transaction Documents shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, all transfer, sales, use and similar taxes or governmental charges resulting from or relating to the transfer of the Transferred Assets to Buyer by Seller, shall be paid by Buyer.

      Section 12.04 SUCCESSORS AND ASSIGNS. The provisions of the Transaction Documents shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party.

      Section 12.05 CONSTRUCTION. As used in the Transaction Documents, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and the singular shall include the plural. With regard to each and every term and condition of the Transaction Documents, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of the Transaction Documents.

      Section 12.06 ENTIRE AGREEMENT.

      (a) The Transaction Documents and any other agreements contemplated thereby constitute the entire agreement among the parties with respect to the subject matter of such documents and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter thereof (including, without limitation, the Letter of Agreement dated June 11, 2001 between Buyer and Seller).

      (b) Except as expressly provided herein or in any other Transaction Document, no Transaction Document or any provision thereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      Section 12.07 GOVERNING LAW. This Agreement and the other Transaction Documents shall be construed in accordance with and governed by the law of the State of Maryland (without regard to the choice of law provisions thereof).

      Section 12.08 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

      Section 12.09 SEVERABILITY. Any provision of the Transaction Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Transaction Documents or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent any provision of the Transaction Documents is determined to be prohibited or unenforceable in any jurisdiction, Seller and Buyer agree to use reasonable commercial efforts to substitute one or more valid, legal and enforceable provisions that, insofar as practicable implement the purposes and intent of the prohibited or unenforceable provision.

      Section 12.10 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      Section 12.11 BULK SALES. Buyer hereby waives compliance by Seller in connection with the Transaction, with the provisions of Article 6 of the Uniform Commercial Code as adopted in the State of Maryland, and as adopted in any other states or jurisdictions where any of the Transferred Assets are located, and any other applicable bulk sales laws with respect to or requiring notice to Seller's creditors, as the same may be in effect on the Closing Date. Seller shall indemnify and hold harmless Buyer against any and all liabilities (other than liabilities in respect of Assumed Liabilities) which may be asserted by third parties against Buyer as a result of noncompliance with any such bulk sales law.

      Section 12.12 SURVIVAL. Any provisions of this Agreement which, by their terms, have not been fully performed as of the Closing Date shall survive the Closing of the Transaction.

      IN WITNESS WHEREOF, the parties hereto caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

                                 BUYER: APS Healthcare Bethesda, Inc.


                                    By: /s/ Vincent M. Achilarre
                                       -----------------------------------------
                                        NAME:  Vincent M. Achilarre
                                        Title: Chief Financial Officer

                                SELLER: Sheppard Pratt Health System, Inc.


                                    By: /s/ Patricia A. Pinkerton
                                       -----------------------------------------
                                        Name:  Patricia A. Pinkerton
                                        Title: Vice President

              List of Omitted Exhibits, Schedules and Attachements

                                     EXHIBITS


EXHIBIT 1.01     Definitions

EXHEBIT 3.01     Representations and Warranties of Seller

EXHIBIT 4.01     Representations and Warranties of Buyer

                                    SCHEDULES


      SCHEDULE 2.02(c)(ii)    Fifty Assigned Contracts Requiring Consent with
                              Associated Revenues
      SCHEDULE 2.02(c)(iii)   Other Assigned Contracts Requiring Consent
      SCHEDULE 2.03           Assigned Contracts Not Requiring Consents
      SCHEDULE 2.06           Expected Revenues
      SCHEDULE 5.07           Other Required Consents
      SCHEDULE B.06           Disclosed Changes
      SCHEDULE B.08           Equipment
      SCHEDULE B.09           Inventory
      SCHEDULE B.15           Intellectual Property


                                   ATTACHMENTS

      ATTACHMENT I            Bill of Sale

      ATTACHMENT II           Assignment and Assumption Agreement

      ATTACHMENT III          License and Transfer Agreement

      ATTACHMENT IV           Subordinated Promissory Note

      ATTACHMENT V            Lease

      ATTACHMENT VI           Conditional Sheppard Pratt License Agreement

      ATTACHMENT VII          Transition Services Agreement

      ATTACHMENT VIII         Contingent Subordinated Promissory Note